Exhibit 10.25

Premise Lease Agreement

Lessor: Beijing Rishang Industry & Trade Co., Ltd. (hereinafter referred to as “Party A”)

Lessee:  Beijing Hengpu’an Data Technology Development Co., Ltd. (hereinafter referred to as “Party B”)

This Contract is entered into by and between Party A and Party B upon friendly negotiation in a bid to define the rights and obligations of the Lessor and Lessee according to the Contract Law of the People’s Republic of China, Regulations for Beijing Economic - Technological Development Area and other relevant state laws and regulations.

Article 1 Leased Object and Purpose

1. Party A agrees to rent its proprietary property situated at No.16, Kechuang 3rd Street, East Zone, Beijing Economic - Technological Development Area (hereinafter referred to as “Leased House”, with a floorage of 20,129. 69 m2, of which the plant and temporary building occupy 18,379. 69 m2 and 1,750 m2, respectively. The ownership certificate of the Leased House is shown in Appendix 1.

2. Party B uses the Leased House as a data center for IT outsourcing services concerning data processing, site service,  disaster recovery, etc.

Article 2 Contract Period

1. This Contract shall be valid for 20 years, namely from August 1, 2015 to July 31, 2035.

2. Party A gives Party B a rent-free period of 6 months, from August 1, 2015 to January 31, 2016.  The rent shall be paid as from February 1, 2016.

3. Party B shall determine whether to renew this Contract 6 months before expiry of the contract period.  Party B shall have the right of first refusal to rent the Leased House under the same conditions.

Article 3 Special Provisions

1. Based on Party B’s requirements on power capacity and circuits, Party A and Party B shall jointly apply for increasing electricity capacity of 2*15000KVA (subject to the final technical solution, which shall be provided by Party B within 15 days after this Agreement is concluded).  arty A shall provide necessary evidential documents and complete relevant formalities and assistance in construction, and Party B shall be responsible for technology and funds and provide all necessary drawings and documents to the electricity supply administration.

2. Where Party B fails to obtain any reply from the electricity supply administration concerning the aforesaid applications and Party A and Party B agree to terminate this Contract, Party B shall pay Party A the actual rent for the days occupying the Leased House from the date of delivery to the date of termination of this Contract (calculated by the standards for the first year), during which Party B shall not use or dismantle the Leased House or any supportive equipment therein; otherwise, Party B shall restore the Leased House to the original status and make relevant compensations to Party A within 20 days after termination of this Contract.

Article 4 Delivery of the Leased House

1. Party A and Party B agree that the fifth workday after conclusion of this Contract is the delivery date of the Leased House.

2. Party A and Party B shall complete the handover formalities for the Leased House at the date of delivery. Upon inspection and acceptance of the Leased House, the two parties shall sign the House Handover (see Appendix 4 for details), which shall be deemed that Party A has fulfilled the obligation of delivery. The House Handover shall be used as the evidence for Party A’s delivery of Leased Premise to Party B and and Party B’s returning of the Leased House to Party A upon termination of this Contract.

3. Where Party A fails to deliver the Leased House to Party B without any proper reason at the date of delivery, or Party B fails to take over the Leased House from Party A without any proper reason at the date of delivery, the defaulting party shall pay the other party a forfeit of RMB[REDACTED]1 for each day delayed.

Article 5           Rent

1. The rent for the Leased House shall be calculated as per the floorage (plant: RMB[REDACTED]2/day/m2; temporary building: RMB[REDACTED]3/day/m2).  The rent is subject to an [REDACTED]4% increment every five years.  The rent standards are

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specified as follows:

	Time	Daily rent for plant (RMB/m2)	Daily rent for temporary building(RMB/m2)
1		[REDACTED][5]	[REDACTED][6]
2		[REDACTED][7]	[REDACTED][8]
3		[REDACTED][9]	[REDACTED][10]
4		[REDACTED][11]	[REDACTED][12]

2. The property management fee is included in the rent and shall not be collected separately. The property service content and level are shown in the appendixes.

3. Payment account: Party B shall pay all the rent and security deposit of the Leased House to the following account of Party A:

Account name: [REDACTED]13Account No.: [REDACTED]14

Bank: [REDACTED]15

Article 6 Lease Deposit

1. Party B shall pay Party A a lease deposit equivalent to [REDACTED]16 months’ rent without interest (subject to the standards of the first year) within [REDACTED]17 workdays after conclusion of this Contract.

2. The lease deposit, as the guarantee of Party B’s commitment to fulfill this Contract, may be used for the purposes like compensations for breach of this Contract.  Upon expiry of the contract period, Party A shall return the lease deposit to Party B on conditions that Party B pays all the monies in full (including, without limitation, rent, electricity and water fee, communication cost and other expenses) and fulfills all of its obligations as

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confirmed by Party A after completing the transfer formalities related to the Leased House.

3. Where the deposit cannot cover the payables during performance of this Contract, Party B shall make up the deficiency within three days after receiving Party A’s notice.  In case of failure to make up the deficiency in due time, Party B shall pay a forfeit equivalent to [REDACTED]18% of the deposit for each day delayed.

Article 7 Expenses on Water, Electricity, etc.

1. The water and electricity fee incurred the use of the Leased House shall be collected as per the charging standards of Beijing Economic - Technological Development Area.

(1) Party A shall complete the formalities with the water supply administration to change the user of tap water into Party B, and Party B shall pay the water fees of each month. The water fees of Party A in the current month shall be deducted by Party A from Party B’s rent for the next month. Where Party B cannot complete the aforesaid formalities, it shall pay Party A the water fee of the previous month before the fifth day of the each month according to the actual consumption.  Party A shall provide the copy of the invoice (with the corporate seal of Party A) of the current month issued by the water supply administration.

(2)           Party A agrees that Party B applies for a separate supply of electricity and independent account, and the electricity fee will be settled separately with the electricity supply administration. Where Party B cannot apply for a separate account for electricity supply, it shall pay Party A the electricity fee of the previous month before the fifth day of the each month according to the actual consumption. Party A shall provide the copy of the invoice (with the corporate seal of Party A) of the current month issued by the electricity supply administration.

2. The installation procedures and the costs arising from installation of digital optical fiber, broadband network, telefacsimile and other communication equipment by Party B for business requirements shall be borne by Party B, and Party A shall be cooperative to open relevant tubes and wells.

Article 8 Expenses and Method of Settlement

1. Party B shall pay Party A the rent on a semiannual basis (each consecutive six months

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after the inception of lease is a payment period).  Meanwhile, an advance payment shall be applied for the rent, namely the rent for the next period shall be paid [REDACTED]19 days before the expiry of the current period.

2. After Party B pays the rent, Party A shall issue relevant formal tax invoices for lease to Party B.

3. All the receivables of Party A involved in performance of this Contract shall be paid by Party B in due time according to this Agreement (the date of payment may be postponed if it falls on a statutory holiday).  In cast of delayed payment, a forfeit equivalent to [REDACTED]20% of the outstanding payables shall be paid by Party B for each day delayed.

Article 10                            Leased House Management

1. The ownership of the Leased House shall not be changed due to the conclusion of this Agreement;

2. During the lease period, Party A shall check the Leased House on a regular basis and guarantee that the Leased House and the accessory facilities, public utilities and equipment owned by Party A are normal, functional and safe;

3. With approval of relevant departments, Party B may make secondary decoration to the Leased House at its own cost;

4. Any operation that may cause impact to the structure of the Leased House shall be subject the consent of Party A;

5. Any personnel of either party shall hold valid documentations that are recognized or filed by the other party before entering the area of the other party;

6. Party B shall pay for the property maintenance incurred in the leased area;

7. Party B shall be responsible for the management in the Leased House;

8. Party B shall not engage in any illegal activities in the Lease House;

9. Since the Leased House is a normal plant, neither party shall place any flammables, explosives, corrosives or other dangerous goods in it. Either party bringing the said goods in the Leased House without specifying the nature shall bear all the personal injuries or property losses arising therefrom;

10. According to fire control laws and the regulations of relevant department, Party B shall sign the Safety Management Agreement (see Appendices 6 and 7 for details) in

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conclusion of this Contract;

11. Party B shall move out from the Leased House along with all the equipment, furniture, documents and other items within 30 days upon expiry or termination of this Contract or before the deadline as stipulated in this Contract. Otherwise,  Party B shall be deemed as having waived the ownership of the items not moved out, and shall pay a forfeit twice the daily rent.

12. Party B shall take back the movables placed by it during the lease term,  and restore the built, renovated, decorated and refit parts to the original status, except those (including generator sets) as approved by Party A in writing. Where Party B entrusts Party A to complete the restoration, Party B shall bear relevant expenses.

13. Party A and Party B shall apply for stopping electricity supply to the electricity supply administration one month before Party B’s surrender of lease. The electricity supply shall be stopped as from the date of Party B’s surrender of lease, and Party B shall bear relevant expenses arising therefrom. After Party B settles the electricity fee in the current month with the electricity supply administration, Party A shall return the lease deposit to Party B.Where Party A needs to maintain the electricity supply to the Leased House, Party A shall send a written request to Party B, and both parties shall complete relevant formalities with the electricity supply administration and sign the contract related to the transfer of electricity supply.

Article 11                            Sublease and Succession of Right to Lease

During the lease term, Party B may sublease the Leased House or share it with a third party upon the written consent of Party A. Party B shall not be relieved from the obligations for Party A for the sublease, including but not limited to rent payment.

In case of merger, division, liquidation and bankruptcy to Party B, Party A agrees that the unit or individual with the succession of right to lease to continue performing this Contract.

Article 12  Rights and Obligations of Both Parties

I. Rights and Obligations of Party A

1. The ownership to the Leased House shall not be changed due to the conclusion of this Contract;

2. Proper management to the proprietary land and attachments according to this Contract and rules of Party A ;

3. Assurance of normal operations of and regular maintenance on the fire-fighting and security equipment in the leased area (excluding that in the Leased House) in strict compliance with relevant regulations;

4. Greening and sanitary in public area and keeping a good working environment;

5. Registration and management of the persons and vehicles entering and leaving the Leased House;

6. Strict compliance with all the regulations of this Contract;

7. Collection of rent and other related fees as per this Contract;

8. Provision of active cooperation during Party B’s decoration and renovation to the Leased House;

9. Cooperation in report of capacity increase of electricity supply, fire-fighting transformation, energy consumption evaluation, environmental assessment, etc. as required by Party B;

10. Purchase of building insurance for the houses provided by Party A at its own expense;

11. Making prior report and seeking Party B’s consent for entering the Leased House during the lease term, and observance with Party B’s rules and regulations under Party B’s guidance, except in emergencies.

II. Rights and obligations of Party B

1. Right to use and earnings of the Leased House during the lease term;

2. Proper use and active maintenance of the Leased House, and taking remedies and making timely report to Party A in case of any damages in the Leased House;

3. Acceptance of Party A’s security management and fire-fighting inspections, and observance with Party A’s rules and regulations;

4. Responsible for the fire control, security and property and personal safety for leased area in strict compliance with the this Contract;

5. Timely payment of all the expenses;

6. Reconstruction of the date center. Party B shall submit the reconstruction scheme to Party A before the reconstruction.

7. Purchase of insurance for Party B’s equipment and properties at its own expense.

8. Party B shall have the right to or authorize any related company to set identifications in the area of the Leased House and on the Leased House, and name the Leased House. However, neither Party B nor the said related company shall conduct any businesses for profits.  Otherwise, Party B shall bear all the liabilities arising from the penalties imposed by relevant competent authority or infringement upon the right of a third party due to the aforesaid conduct.

Article 13 Undertakings

Party A undertakes to Party B that

1. Party A is the lawful owner of the Leased House, and the Leased House complies with this Agreement. Party A shall provide the ownership certificates (copy of land use certificate and property ownership certificate, see Appendices 1 and 2 for details) of the Leased House when signing this Contract;

2. No mortgage, pledge or any other activity that may impact Party B’s execution of the right of lease is set to the Leased House. During the lease period, Party A shall notify Party B in writing 30 days after conclusion of mortgage contract or security contract in order to mortgage the Leased Premise or give security to any third party. Where Party A conducts financing by mortgaging the Leased House, Party B shall have the right to require Party A give it priority of financing under the same conditions concerning financing interest rate, financing term,  repayment conditions, etc.

3. During the lease term, any change to the ownership of the Leased House shall not impact the fulfillment of this Contract, and Party A shall guarantee that the transferee confirms Party B’s rights under this Contract and bears Party A’s obligations under this Contract; Party A undertakes not to sell the Leased House to a third party having competitive relation with Party B (engaged in data center, disaster recovery center and IT outsourcing services) unless otherwise agreed by Party B in writing.

4. Where Party A intends to sell the Leased House during the lease term, Party A shall send a written notice to Party B three months in advance, and Party B shall have the right of first refusal under the same conditions.

5. Necessary consent, approval and authorization have been obtained for signature and fulfillment of this Contract.

6. Party B will be free from improper interference related to Party A during the lease period.

Article 14 Liabilities for Breach of This Contract

I. Direct loss compensation and additional punishment

1. Either party shall pay the other party for all the actual losses arising from breach of this Contract or directly due to the reasons of the party in fault.

2. The party in serious violation to this Contract shall also pay [REDACTED]21 month’s rent as penalty besides the compensations to the other party.  The following behaviors are deemed as grave breach of this Contract:

(1)               Party A delays the delivery of the Leased House for 15 days;

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(2)               The Leased House cannot be normally used for 30 consecutive days due to the reasons of Party A;

(3)               Party B stores dangerous goods in the Leased House, which causes material losses, or Party B fails to make effective corrections after Party A raises written opinions;

(4)               Party B violates relevant state laws, which causes restrictive businesses to the whole leased area or results in suspension to the other tenants (except Party B) for three days due to the aforesaid reason;

(5)               Actions that cause damages to the Leased Premise without approval of Party A;

(6)               Other behaviors that cause personal, property or reputational losses to the other party for violations to relevant state laws and this Agreement;

(7)               Party B delays the rent for 15 days.

II.               Special provisions on unilateral cancellation/termination of this Contract

(1)               Neither Party or Party B shall terminate this Contract prematurely;

(2)               Where this Contract is terminated prematurely by either party due to the other party’s breach of this Contract, the defaulting party shall compensate the other party for all the direct or indirect losses arising therefrom and pay the other party a year’s rent (calculated on the basis of the standards when this Contract is terminated) as a forfeit.  Meanwhile,

a.  Where Party B breaches this Contract, the lease deposit shall not be returned, and the rent for the rent-free period ([REDACTED]22 months) shall be paid (as per the charging standards of the first year);

b.                    Where Party A breaches this Contract, the lease deposit shall be returned within 10 days.

Party B shall move out of the Leased House along with all the equipment, furniture, documents and other items within 90 days after expiry of this Contract in case of Party A’s breach or within 30 days after expiry of this Contract in case of Party B’s breach.

III. Delayed payment of rent

1. In the event Party B fails to pay the rent according to this Contract, Party B shall pay a forfeit equivalent to [REDACTED]23% of the rent for each day delayed.

2. Where Party B delays the payment of rent for over 90 days after the deadline specified in this Contract, Party A shall have the right to terminate this Contract.

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3. Where Party B fails to pay expenses (including but are not limited to electricity and water fees and other expenses) for the third party according to this Contract, which results in Party A’s payment for Party B or adverse impacts or joint liabilities to Party A, Party B shall bear relevant expenses.  Meanwhile, Party B shall pay a forfeit equivalent to [REDACTED]24% of the rent for each day after the date of payment.

Article 15 Exemption Clause

1. Where the Leased Premise is damaged or this Agreement cannot be performed due to force majeure, neither party shall bear any liability. However, if the causes impacting the performance of this Contract are eliminated during the period of this Contract or only part of this Contract cannot be performed, as required by the obligee, both parties shall perform the executable parts until the expiry of this Contract.

2. In case of any damage to the Leased House, which causes failure to perform this Contract according to the agreed conditions due to force majeure, neither party shall bear any liability for breach of this Contract, but the party impacted by the force majeure shall immediately notify the other party, and provide, within 10 days, the details of force majeure and the causes and valid evidence that this Contract cannot be performed in whole or part or needs to be postponed. The property loss to Party A and Party B due to force majeure within the lease term shall be handled by respective party.

Article 16 Cancellation/Termination of This Contract

In any of the following behaviors of either party, the other party shall have the right to unilaterally terminate this Contract and reserve the right to claim:

(1)               Over 90days of delay to pay rent;

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(2)               Delay of delivering the Leased House for more than 30 days;

(3) Inconformity of the Leased House with this Contract, resulting in the failure to achieve the purpose of this Contract;

(4) Serious breach to this Contract, causing substantial losses to the other party;

(5) Serious violation to relevant state laws, resulting in the business suspension to the other party for 60 days.

(6)               Other contents against the undertakings under this Contract.

Article 17                Requisition and Demolition

During performance of this Contract, this Contract may be terminated in case of impossibility to continual performance due to government requisition or demolition. The indemnity to Party B incurred from the requisition or demolition shall be subject to the regulations of the requisition and demolition department or relevant laws and regulations.

Article 18                Guarantee

Concerning performance of this Contract,

1.                    The related company of Party A, Hebei Rishang Building Materials Manufacturing Co., Ltd. is the guarantor of Party A, and provides guarantee of supplementary joint liability for all the monies (including forfeit) concerning this Contract, with the guarantee period to be concluded as soon as this Contract is completed.

2. The related company of Party B, GDS (Chengdu) Industry Co., Ltd., is is the guarantor of Party B, and provides guarantee of supplementary joint liability for all the monies (including forfeit) concerning this Contract, with the guarantee period to be concluded as soon as this Contract is completed.

Article 19                Notice

Any notice or contact issued by either Party A or Party B concerning this Contract shall be executed in writing by registered mail or courier to the following address:

Party A: Beijing Rishang Industry & Trade Co., Ltd.

Address: No.16, Kechuang 3rd Street, East Zone, Beijing Economic - Technological Development Area

Contact person:[REDACTED]25

Tel.:[REDACTED]26

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Party B: Beijing Hengpu’an Data Technology Development Co., Ltd..

Address: Room 1008, Borui Mansion, No.26, North Street to East 3rd Ring Road, Chaoyang District, Beijing

Contact person: Lv Haitao

Tel.:18513582424

In case of any change to the contact information, the party concerned shall send a written notice to the other party; otherwise, the said party shall bear relevant consequences arising therefrom.

Article 20                Confidentiality

1. Both parties to this Contract shall strictly keep the trade secrets classified by proper confidential measures and take all reasonable measures to prevent their received materials from being distributed, disseminated, disclosed, copied, misused or contacted by irrelevant personnel. Without permission of the obligee, neither party may provide to the third party or independently use the trade secrets obtained during signing and performance of this Contract;

2. The confidentiality period shall last for 5 years after termination of this Contract;

3.The trade secrets herein include but are not limited to this Contract and appendices thereof, any cost, operating procedure and other information of either party to this Contract or the information on commercial activities of either party obtained by the other party.

Article 21 Settlement of Disputes

Any dispute arising from or related to this Contract shall preferably be settled through friendly negotiation between Party A or Party B. If the negotiation fails, either party may initiate legal proceedings to the people’s court at the place of the Leased House.

Article 22                Appendices to This Contract and Others

1. Party A and Party B shall provide one copy of necessary qualification certificates like the

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business license of enterprise as legal person, organization code certificate and tax ,respectively;

2. After validation of this Contract, any amendment or supplement to this Contract by both parties shall be made in writing as an appendix to this Contract;

3. The appendices shall have the same legal force as this Contract.

Article 23 Validation of This Contract

This Contract shall be executed into four counterparts with equal legal force, with one held by Party A, Party B and the guarantors thereof, respectively, and shall come into effect after affixing of signatures and seals of Party A, Party B and the guarantors thereof.

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Lessee (Party B): Beijing Hengpu’an Data Technology Development Co., Ltd.

Signature of the representative of the Lessor (Party A):	Signature of the representative of the Lessee (Party B):

Lessor (corporate seal):	Lessee (corporate seal):

Guarantor of the Lessor (Party A):	Guarantor of the Lessee (Party B):

(Seal):	(Seal):

Guarantor of the Lessor (Party A)	Guarantor of the Lessee (Party B)

Signature of representative:	Signature of representative:

Signing date:                  MM DD, YYYY